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                                                               EXHIBIT 99(a)(20)

                                    AGREEMENT

         WHEREAS, Comshare, Incorporated (the "COMPANY") entered into a Change in Control Severance Agreement with Dennis Ganster (the "EXECUTIVE"), dated as of June 1, 1998 and amended as of November 30, 1999 (as amended, the "SEVERANCE AGREEMENT"); and

         WHEREAS, the Company seeks to enter into an Agreement and Plan of Merger, as of June 22, 2003 (the "MERGER AGREEMENT") among the Company, Geac Computer Corporation Limited, a corporation governed by the Canada Business Corporations Act ("PARENT"), and Conductor Acquisition Corp., a Michigan corporation and an indirect wholly owned subsidiary of Parent ("MERGER SUBSIDIARY"), pursuant to which Merger Subsidiary will acquire the Company on the terms and subject to the conditions set forth therein; and

         WHEREAS, as an inducement to Parent and Merger Subsidiary to enter into the Merger Agreement, the Company and the Executive desire to enter into this Agreement;

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereto agree as follows:

         1. This letter agreement will take effect simultaneously with the acceptance for payment by Merger Subsidiary of any shares of common stock of the Company pursuant to the Offer described in the Merger Agreement (the "Effective Date").

         2. Parent and Merger Subsidiary acknowledge and agree that upon the Effective Date, a "Change in Control" will have occurred, and "Good Reason" will exist for termination by the Executive of his employment by the Company, as each such term is defined in the Severance Agreement.

         3. In the event that after the Effective Date there shall occur any Termination of Employment of the Executive, as defined in Section 5 of the Severance Agreement, the amount of the severance benefit to which the Executive will be entitled under Section 6(a) of the Severance Agreement shall be equal to the amount calculated by reference to Section 6(a), less $6,000.

         4. The Executive agrees and confirms, for the benefit of the Company and for the benefit of Parent and Merger Subsidiary that, notwithstanding the provisions of any other agreement or arrangement, he will not be entitled to receive, will not take any action to obtain, and will not accept: (i) any base salary for the Company's fiscal years ended June 30, 2003 or 2004 in an amount higher than $350,000 per annum or (ii) any bonus payment whatsoever for fiscal year 2003.

         5. This Agreement, and the Severance Agreement, as modified by Section 3 above, contain the entire agreement between or among us, with respect to their subject matter.

         If these arrangements are acceptable to you, we ask that you indicate your acceptance of this Agreement by signing the enclosed copy and returning it to Parent at 66 Perimeter Center East, Atlanta, GA 30346, Attention: Cindy Davis.

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COMSHARE, INCORPORATED


By:   /s/ Alan G. Merten
   -----------------------------------

   -----------------------------------

CONDUCTOR ACQUISITION CORP.

By:         /s/ Paul D. Birch
   -----------------------------------
            Paul D. Birch
   -----------------------------------


GEAC COMPUTER CORPORATION LIMITED


By:         /s/ Paul D. Birch
   -----------------------------------
            Paul D. Birch
   -----------------------------------


ACCEPTED:

        /s/ Dennis Ganster
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Dennis Ganster